Exhibit 14.1

DIGITAS INC.

CODE OF CONDUCT

DIGITAS INC. (together with its subsidiaries, “Digitas” or the “Company”) has been dedicated to the highest standards of integrity and ethics since it was founded more than 20 years ago. The personal integrity its employees bring to their work is as critical to the Company’s success as their technical competence and marketing expertise. Digitas places the highest trust, confidence, and responsibility in its employees, and relies on their fundamental honesty and integrity in their daily interaction with customers, the public, and fellow employees. They are encouraged always to treat others as they would want others to treat them. The Company does not tolerate violations of law, dishonest and/or unscrupulous behavior in the conduct of its business, or any behavior that might in any way compromise its reputation. Instead, the Company supports employees who forego opportunities or advantages that can be gained only at the expense of principle and rewards those whose outstanding commitment to ethical standards sets an example for others.

The Company both builds economic value and operates within a rigorous ethical framework. Digitas employees are responsible for making ethical behavior and efficient performance complementary, rather than contradictory, business objectives. They measure excellence by qualitative values as well as by quantitative results, relying on everyone in the Company to “do the right thing” while “doing things right.” They encourage other employees to be alert to ethical ambiguity, to ask tough questions, and to respond promptly to concerns about possible violations of laws, regulations, and business ethics.

The Digitas leadership team upholds its policies and standards and sets an example by instilling a spirit of honor in the workplace. The Company and its employees pledge to comply with the following standards to the best of their ability:

1.	Digitas Name. Employees recognize the value of the name and reputation of Digitas. They will use the name only in activities authorized by the Board of Directors (the “Board”), and protect it by using it only in situations where they are confident that their conduct is consistent, in every respect, with the principles defined in this Code of Conduct (the “Code”).

2.	Quality and Fairness. Employees strive to provide the highest possible quality in everything they do on behalf of Digitas’ customers, and expect to earn and retain the customers’ trust through their commitment to these standards. Although employees will work to protect the Company’s legitimate interests, they do not drive unfair bargains that strain long-term relationships, nor deliver less than the service they promise or than their customers expect. They attempt to reach a fair result for both sides in any negotiation.

3.	Equal Opportunity. The Company makes employment decisions without regard to race, color, religion, national origin, gender, sexual orientation, age, disability or military status. It makes reasonable accommodations for those with disabilities and for individual religious practices. The Company strives to be a meritocracy by hiring, retaining and promoting employees on the basis of performance. The Company does not tolerate any form of harassment in the workplace, including harassment on the basis of sex. Prohibited conduct includes unwelcome sexual advances, requests for sexual favors, and verbal or physical conduct of a sexual nature, such as uninvited touching and/or sexually related comments that create a hostile work environment.

4.	Health, Safety, and Environmental Protection. The Company seeks to manage its activities so that employees are protected from unreasonable health and safety risks on the job, so that reasonable expectations concerning the work environment are met, and so that its customers, the public, and the environment are properly protected in the use of its facilities, products, and services.

5.	Compliance with Law. Each employee is required to act in accordance with applicable U.S., state, local and international laws, rules and regulations at all times. Questions as to the interpretation or applicability of any law, rule or regulation should be directed to the General Counsel. Illegal actions will be dealt with swiftly and the violators will be reported to the appropriate authorities.

6.	Assets and Funds. Each employee is expected to take responsibility for the appropriate use and protection of the Company’s physical and financial assets, and to conduct himself or herself as a trustee of those assets. Each employee is prohibited from (i) diverting to himself or herself or to others any opportunities that are discovered through the use of Company property or information or his or her position, (ii) using Company property or information or his or her position for personal gain, or (iii) competing with the Company. Any questions concerning the protection and proper use of Company assets or regarding corporate opportunity matters should be directed to the Company’s General Counsel.

7.	Internal Financial Reports. Each employee of Digitas has ethical and legal responsibilities for the proper use and protection of assets and for the accurate and timely communication of financial and other important information within the Company. The Company has established and must maintain high standards of accuracy, honesty, integrity, completeness, and confidentiality in its financial record keeping and reporting.

Uniformity	in certain basic accounting definitions, classifications and reporting and control practices is necessary in order to provide financial information for various components of Digitas’ business on a full, fair, complete, accurate, timely, understandable and comparable basis. Consequently, accounts and records must be maintained and financial reports must be prepared in a manner that conforms to the Company’s policies and procedures, including:

(a)	The business records of Digitas are of critical importance in meeting all relevant financial, legal, and management obligations. All reports, vouchers, bills, payroll and service records, account records, measurement and performance records, transaction records, and other essential data must be meticulously and honestly prepared to ensure accuracy and reliability.

(b)	Deliberately falsifying or creating a misleading report or record is cause for immediate dismissal. Examples include, but are not limited to, falsification of time sheets to obtain payment for time not worked, willful, unauthorized destruction or alteration of accounts, records, or memoranda, and the willful falsification or omission of entries.

(c)	All Digitas employees are responsible for following Company procedures and policies for reporting business transactions, including appropriate authorization requirements and internal accounting controls, so that:

(i)	Transactions are carried out in an authorized manner;

(ii)	Transactions are appropriately reported and recorded to permit accurate and timely preparation of required reports and financial statements, and to maintain precise records of assets;

(iii)	Access to assets and supplies complies with management directives; and

(iv)	Inventories of assets and supplies can be taken periodically and lead to appropriate action to correct discrepancies.

(d)	No payment on behalf of the Company shall be approved or made with the intention or understanding that any part of such payment is to be used for any purpose other than that described by the documents supporting the payments.

(e)	No director, officer or employee shall conceal information from outside or internal auditors or legal counsel of the Company.

8.	Conflicts of Interest:

(a)	Activities of Employees. Digitas recognizes and respects the right of its employees to engage in outside activities which they may deem proper and desirable, provided that these activities are legal, do not impair or interfere with the conscientious performance of the employee’s duties for Digitas, do not involve the misuse of Digitas’ influence, facilities, information or other resources, do not divert opportunities from Digitas, and do not bring discredit to Digitas’ name and reputation.

Accordingly,	for all business relationships with outside individuals, companies and organizations, and for all personal undertakings, Digitas employees should:

(i)	Act in accordance with all applicable laws, rules and regulations;

(ii)	Consider the rights, interests, and responsibilities of the outside individuals, companies, and organizations as well as their own;

(iii)	Consider that employment with Digitas, unless expressly agreed otherwise, is full-time;

(iv)	Protect their own reputations and the interests of Digitas against actual or potential conflicting interest with outside parties; and

(v)	Avoid personal transactions or situations in which their own interests conflict or might be construed or perceived to conflict with those of Digitas.

Individuals	with managerial responsibilities will not engage actively or invest passively in any business involving services competitive with Digitas. No provision of this Section 8 shall be interpreted to prohibit investment in publicly traded mutual funds that include debt or equity securities of an entity competitive with Digitas. Under this policy, it is not a conflict of interest for a director, officer or employee to invest in stock (or other securities) in large publicly-owned companies, whether or not they are competitors of, or do business with, Digitas so long as that investment is not so great as to be, or to suggest, a conflict of interest with that individual’s employment with Digitas. Any employee who has questions about the size or nature of such a holding, or about the possible suggestion of such a conflict of interest, should consult the General Counsel.

Further,	no director, officer or employee may directly or indirectly buy, sell, or lease any property, facilities, services, or equipment from or to Digitas or use any such property, facility, service, or equipment for personal benefit, except with full disclosure and the approval of a supervisor or department head. No significant personal use of property, facilities, services, or equipment of Digitas will be authorized except in unusual circumstances.

In this connection, every employee shall disclose promptly, in writing to the General Counsel, any personal situation or transaction which is or may be in conflict with the intent of this policy. Conflicts of interest involving the Company’s legal department should be disclosed to the Chairman of the Board.

(b)	Selection of Suppliers. The Company selects its suppliers on the basis of its business needs. Consequently, it makes use only of reputable, qualified individuals or firms under market compensation agreements which are reasonable in relation to the services.

No employee may select a supplier for any reason other than its ability to fulfill Digitas’ needs. In particular, no employee may, in his/her personal capacity, accept any goods or services or other forms of compensation or favors from a supplier for less than cost, or in violation of the Digitas’ written policies. Further, no employee may own an interest in the business of a supplier or be a creditor of a supplier, unless the interest is represented by a publicly traded security and the employee does not own more than five percent of the outstanding securities of any class.

The provisions of this section are not intended to apply to routine, reasonable business entertainment customary in local business relationships.

No employee may utilize a supplier, consultant or subcontractor to work on his personal residence(s) or on those of related persons or to provide other personal services of any type (even for full compensation) without the prior approval of the General Counsel.

9.	Communications Regarding Digitas and Confidential Information. In various situations, outsiders need or want information concerning Digitas or our clients. Virtually all employees have access to some information of a confidential nature.

(a)	Employees are required not to disclose or distribute confidential information, except when disclosure is authorized by the Company or required by law. Employees working with confidential information should protect that information, use it only in the proper context and make it available only to other Company employees who have a legitimate need to know. No employee is permitted to use confidential information for his/her own benefit or that of another person outside a proper relationship with Digitas.

(b)	No employee will trade securities of any issuer (including Digitas and its clients), or pass along information about land, buildings, tenants, financing, or other business strategies on the basis of confidential information gained through Digitas, or give such information to any other person who might trade on the basis of or otherwise make use of the information. Additionally, each employee must comply with the provisions of Digitas’ Insider Trading Statement and Insider Trading Procedures and Guidelines.

(c)	It is the Company’s policy to comply with all laws, rules and regulations governing the public disclosure of business information, including, without limitation, the requirements of Regulation FD which address the selective disclosure of material non-public information. In disclosing information to outsiders for Digitas purposes, no employee will act until the persons designated to make disclosure decisions have considered the interests of the Company as a whole.

(d)	Authorized recipients of information regarding Digitas are entitled to rely on that information. Therefore, the Company will take all reasonable measures to ensure the accuracy of the information it provides, and will include appropriate qualification as needed. The Company is committed to providing its stockholders with full and accurate information, in all material respects, about the Company’s financial condition and results of operations in accordance with the securities laws of the United States and, if applicable, other foreign jurisdictions. The Company strives to ensure that the reports and documents it files with or submits to the Securities and Exchange Commission include full, fair, accurate, timely and understandable disclosure in accordance with the securities laws of the United States, and, if applicable, other foreign jurisdictions. The Company’s Disclosure Committee shall be primarily responsible for monitoring such public disclosure.

(e)	In all of the Company’s dealings with the press and other media, the Company’s Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Chief Marketing Officer, General Counsel, or the official designee of one of them, shall be the sole contacts. Any requests from the media must be referred to one of these officers. In speaking on public issues generally, employees shall speak only for themselves and shall not give the appearance they are speaking on the Company’s behalf, unless properly authorized to do so by the Company.

10.	Improper Payments. Digitas is a global company, serving a wide variety of clients in many areas of the world. The Company expects its employees in its offices worldwide to engage only in legitimate practices in commercial operations and in advancing Digitas’ position on matters before governmental authorities. Kickbacks, fees, commissions, or any form of “bribes” intended to induce or reward favorable decisions and/or governmental actions are unacceptable and prohibited.

No employee will, in violation of any applicable law, offer or make, directly or indirectly, through any person or firm, payment or any other form of compensation to:

(a)	Any person or firm employed by or acting for or on behalf of:

(i)	any customer, whether private or governmental, for the purpose of inducing or rewarding any favorable action by the customer in any business transaction; or

(ii)	any governmental entity, for the purpose of inducing or rewarding action (or withholding of action) by a governmental entity in any governmental matter.

(b)	Any governmental official, political party, or official of such party, or any candidate for political office, for the purpose of inducing or rewarding favorable action (or withholding of action) or the exercise of influence by such official, party or candidate in any business transaction or in any governmental matter.

Employees are encouraged to participate in the political process at local, regional and national levels, including legally permissible personal contributions to candidates and volunteer work on behalf of political campaigns.

11.	Political Contributions. No political contributions of the funds of Digitas or any of its subsidiaries are to be made, directly or indirectly, to candidates for political office or to political parties or committees in the United States or any foreign country.

12.	Fiduciary Duty to Stockholders. Every Digitas employee who manages assets or business does so for the benefit of the Company’s stockholders. In these situations, employees act as stewards and must exercise the highest standards of fiduciary responsibility.

13.	Observation of Code of Conduct. Each employee has an obligation to observe and support this Code. Since even the appearance of impropriety undermines general support of the Code, every employee should ensure that his/her behavior conforms to the guidelines in this Code. Violation of this Code may result in disciplinary action, up to and including discharge, as determined by the Company’s management, subject to the supervision of the Board of Directors, or a committee thereof or, in the case of accounting, internal accounting controls or auditing matters, the Audit Committee of the Board of Directors. Persons subject to disciplinary measures shall include, in addition to the violator, others involved in the violation such as (i) persons who fail to use reasonable care to detect a violation, (ii) persons who are aware of the violation but fail to report it, (iii) persons who were asked to provide information regarding a violation, but withheld material information regarding the violation, and (iv) supervisors who approve or condone violations or attempt to retaliate against employees for reporting violations or violators.

14.	Waivers and Amendments.

(a)	A waiver of any provision of this Code of Conduct for an officer, member of the finance department or member of the Board of Directors may be granted only by the approval of a majority of the “independent” members of the Board of Directors and prompt disclosure to the Company’s stockholders in accordance with applicable United States securities laws and/or the rules and regulations of the exchange or system on which the Company’s shares are traded or quoted, as the case may be. Any waivers of the Code for other employees may only be made in writing by the Company’s General Counsel or Chief People Officer.

(b)	All amendments to the Code must be approved by the Board of Directors, or a committee thereof, and must be promptly disclosed to the Company’s stockholders in accordance with applicable

United States securities laws and/or the rules and regulations of the exchange or system on which the Company’s shares are traded or quoted, as the case may be.

15.	Employee Reporting Process.

(a)	If, in the course of performing his or her duties, an employee becomes aware of any breach (past, present or future) of the norms of sound and prudent business, or of the substance of this Code of Conduct, or even of the appearance of such an infringement, he/she is responsible for promptly reporting the circumstances (i) to the attention of the Chief Executive Officer, Chief Financial Officer, Chief People Officer or General Counsel, or, (ii) in the case of accounting, internal accounting controls or auditing matters, to a representative of the Audit Committee of the Board of Directors. One method of reporting accounting, internal accounting control or auditing irregularities to the Audit Committee is by electronic mail to auditcommittee@digitas.com.

(b)	Reports by employees of suspicious or unusual activities or transactions may be submitted in oral or written form. Digitas will make reasonable efforts to treat such matters on a confidential basis if the reporting employee so requests, although Digitas cannot assure complete confidentiality in light of its responsibilities to regulatory agencies with an interest in investigating such matters. Such reports may also be submitted anonymously by mail or by phoning the Code of Conduct Reporting Line at (617) 867-1250, and the Company’s Chief People Officer shall act as a corporate Ombudsman in this regard. Employees who make reports anonymously should endeavor to provide as much detail as is reasonably necessary to permit the Company to look into, investigate and evaluate the matter set forth in the anonymous report.

(c)	Employees will not be subject to reprisals or other retribution for truthfully and confidentially reporting suspicious or unusual activities or transactions as provided in this paragraph. The Company expressly forbids any retaliation against any employee for reporting suspected misconduct. Any person who participates in any retaliation is subject to disciplinary action, including termination. Any employee involved in any capacity in an investigation of a possible violation of the Code must not discuss or disclose any information to anyone not involved in conducting the investigation unless required by applicable law, rule or regulation or legal proceeding, requested by government authorities or when seeking their own legal advice if necessary.

(d)	Further, it shall be the responsibility of each Digitas manager and subsidiary manager at the level of “Senior Vice President” and above to annually:

(i)	Review this policy or cause it to be reviewed with his or her subordinates, offering each subordinate an opportunity to report privately to such manager any problems or breaches seen or foreseen in the areas described above.

(ii)	Certify to the Audit Committee of the Board of Directors his or her knowledge with respect to such problems or breaches and that such review has occurred.

16.	Administration of the Code of Conduct. The Board of Directors, or such committee or person(s) responsible for administering the Code as the Board may establish, shall be responsible for the administration of the Code. The Board shall establish such procedures as it shall determine necessary or desirable in order to discharge this responsibility, including delegating authority to officers and other employees and engaging advisors. Administration of the Code shall include periodically reviewing the Code and proposing any changes to the Code that are deemed necessary or appropriate.

17.	Monitoring Compliance. The Company’s senior management shall take reasonable steps to monitor and audit compliance with the Code. The Company’s senior management shall periodically report to the Board of Directors, or a committee thereof, on these compliance efforts including, without limitation, regular reporting of alleged material violations of the Code and the actions taken with respect to such violation.

18.	Investigating Violations. If the Company receives information regarding an alleged violation of the Code, the persons authorized by the Company’s legal department to investigate alleged violations shall, as appropriate:

(a)	evaluate such information as to gravity and credibility;

(b)	initiate an informal inquiry or a formal investigation with respect thereto; and

(c)	make the results of such inquiry or investigation available to the Company’s legal department for action.

The Board of Directors, or a committee thereof, shall periodically receive a list of all such alleged material violations and the outcome of the inquiry or investigation thereof and shall have access to all reports prepared regarding alleged violations of the Code.

For purposes of this Code of Conduct, “employee” shall include full-time employees, part-time employees, independent contractors and freelancers.

Any questions about the meaning or applicability of this Code of Conduct should be directed immediately to a supervisor or appropriate officer of the Company.

Revised: January, 2001, May, 2003 and September, 2003